Exhibit (a)(5)(C)

For Immediate Release

SYNERGY HEALTH COMMENCES TENDER OFFER FOR ALL OUTSTANDING SHARES OF COMMON STOCK OF SRI/SURGICAL EXPRESS, INC.

SRI’s Shareholders to Receive $3.70 Per Share in Cash

Swindon, United Kingdom and Tampa, FL – June 13, 2012 – Synergy Health plc (LSE: SRY) today announced the commencement of a tender offer through its wholly-owned subsidiary, SHM Acquisition, Inc. (“Purchaser”), for all of the outstanding shares of common stock of SRI/Surgical Express, Inc. (NASDAQ: STRC) (“SRI”) for $3.70 per share, net to the seller in cash, without interest and less any required withholding taxes.

The tender offer is being made pursuant to an Offer to Purchase, dated June 13, 2012, and in connection with the previously announced Agreement and Plan of Merger, dated as of June 6, 2012, among Synergy Health US Holdings Limited (“Synergy Health”), Purchaser, SRI and, solely for purposes of Section 3.5, Article IV and Article IX thereof, Synergy Health plc.

As previously disclosed, the board of directors of SRI has unanimously determined that the tender offer and the other transactions contemplated by the Agreement and Plan of Merger are fair to and in the best interests of SRI and its shareholders. The SRI board also unanimously adopted and approved the Agreement and Plan of Merger, declared advisable the Agreement and Plan of Merger, the tender offer and the other transactions contemplated therein and recommended that shareholders of SRI accept the tender offer and tender their shares to the Purchaser and, if required, approve the Agreement and Plan of Merger (including the plan of merger) and the subsequent merger.

The tender offer is scheduled to expire at 12:00 midnight New York City time on Thursday, July 12, 2012, unless the tender offer is extended. If the tender offer is extended, Synergy Health and/or Purchaser will inform the depositary for the offer and will make a public announcement of the extension not later than 9:00 a.m. New York City time on the next business day after the previously scheduled expiration date.

The consummation of the tender offer is conditioned on the tender of a majority of the outstanding shares of SRI’s common stock, and other conditions that are specified in the offer documents. Following completion of the tender offer and, if required, receipt of shareholder approval, Synergy Health expects to consummate a second-step merger in which remaining SRI shareholders will receive the same cash price per share as paid in the tender offer. Following the merger, SRI will become a wholly-owned subsidiary of Synergy Health.

The information agent for the tender offer is Georgeson Inc. The dealer manager for the tender offer is Georgeson Securities Corporation. The depositary agent for the tender offer is Computershare Trust Company, N.A.

About Synergy Health plc

Synergy Health plc is a global leader in outsourced sterilization services to the medical device market as well as to hospitals and other healthcare providers. In addition, the business provides other outsourced services such as healthcare linen, pathology and specialist laboratory services. The business operates across health related markets in the UK & Ireland, Europe & the Middle East, Asia & Africa and the Americas. For more information, please visit www.synergyhealthplc.com.

About SRI/Surgical Express, Inc.

SRI (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI serves hospitals and surgery centers in 25 states from 10 reprocessing facilities and four distribution centers located throughout the United States.

Legal Notices and Disclaimers

This press release is for informational purposes only and does not constitute an offer to purchase shares of SRI common stock, a solicitation to sell such shares or a Solicitation/Recommendation Statement under the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, letter of transmittal and related tender offer documents) filed by Synergy Health and Purchaser with the SEC on June 13, 2012. In addition, on June 13, 2012, SRI filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. These documents contain important information and shareholders of SRI are strongly advised to carefully read these documents before making any decision regarding tendering their shares. The Offer to Purchase and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all shareholders of SRI at no expense to them. These documents may be obtained at no charge at the SEC’s website at www.sec.gov. The Tender Offer Statement and related materials also may be obtained at no charge by directing a request by mail to the information agent for the tender offer, Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038, or by calling toll free: (866) 647-8869.

Forward Looking Statements

This press release contains statements that are forward-looking and are subject to risks and uncertainties that could cause actual results to materially differ from those described. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements and information regarding the intent, belief or current expectation of Synergy Health plc, Purchaser, SRI and members of their respective senior management teams. All forward-looking statements are based largely on current expectations and beliefs concerning future events, approvals and transactions that are subject to substantial risks and uncertainties. Factors that may cause or contribute to the actual results or outcomes being different from those contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer; uncertainties as to how many of SRI’s shareholders will tender their shares in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transactions may not be satisfied or waived, including that a governmental or regulatory authority may prohibit or delay the consummation of the transactions; the effects of disruption from the proposed transactions making it more difficult to maintain relationships with employees, customers and/or other business relationships; other business effects, including the effects of industry, regulatory, economic and/or market conditions that are outside of Synergy Health plc’s, Purchaser’s or SRI’s control; unexpected transaction costs and actual or contingent liabilities; and other risks and uncertainties discussed in documents filed by SRI with the U.S. Securities and Exchange Commission, including, but not limited to, SRI’s reports on Forms 10-Q, 10-K, and 8-K that it periodically files with the Securities and Exchange Commission, and the tender offer documents and solicitation/recommendation statement to be filed with the U.S. Securities and Exchange Commission in connection with the tender offer. These factors include SRI’s sales process and market acceptance of its products and services, SRI’s capital needs, SRI’s dependence on significant customers and suppliers, risks of a new product offering, risks that SRI may incur significant costs related to self-insurance retention levels for employee benefits and workers’ compensation programs, and the competitive healthcare marketplace. Neither Synergy Health plc nor SRI undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. Copies of SRI’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI’s investor relations department at (813) 891-9550 or at the Investors section of its website at www.srisurgical.com.

Media/Investor Contacts

For Synergy Health plc: Dr Richard Steeves, Chief Executive +44 7768 020202 Gavin Hill, Finance Director +44 7850 312262	For SRI/Surgical Express, Inc.: Stan Berger or Andrew Berger SM Berger & Company, Inc. (216) 464-6400